Exhibit 4.30

AGREEMENT FOR THE ISSUANCE OF AND SUBSCRIPTION TO WARRANTS GIVING ACCESS
TO NOTES CONVERTIBLE INTO NEW AND/OR EXISTING SHARES WITH SHARE
SUBSCRIPTION WARRANTS ATTACHED ("BONS D'EMISSION D'OBLIGATIONS
CONVERTIBLES EN ACTIONS NOUVELLES ET/OU EXISTANTES AVEC BONS DE
SOUSCRIPTION D'ACTIONS ATTACHES")

BETWEEN

ERYTECH PHARMA SA

AND

EUROPEAN HIGH GROWTH OPPORTUNITIES SECURITIZATION FUND

DATED JUNE 24, 2020

THIS AGREEMENT IS MADE ON JUNE 24, 2020
BETWEEN:
(1) ERYTECH PHARMA SA, a French limited liability company (société anonyme) incorporated under the laws of France with a share capital of EUR 1,794,003.5, having its registered office at 60 Avenue Rockefeller, 69008 Lyon, France, and registered with the Lyon trade and companies register with registration number 479 560 013, represented by Mr. Gil Beyen, duly empowered (the "Issuer"),

AND:

(2) EUROPEAN HIGH GROWTH OPPORTUNITIES SECURITIZATION FUND, represented by its management company, EUROPEAN HIGH GROWTH OPPORTUNITIES MANCO SA, a joint stock company (société anonyme) incorporated in Luxembourg, whose registered office is at 18, rue Robert Stümper, 2557 Luxembourg, registered with the Luxembourg trade and companies register under number B 124207 (the "Investor").

The Issuer and the Investor are hereinafter referred to as a "Party" and together the "Parties".

WHEREAS:

A.The Investor is an investment entity specialized in providing flexible equity-linked financings.

B.The Issuer is a French limited liability company (société anonyme) listed on Euronext Paris, with the ticker symbol "ERYP" and the International Securities Identification Number (ISIN): FR0011471135.

C.As at the date of this agreement (the "Agreement"), the Issuer has a share capital of EUR 1,794,003.5 divided into 17,940,035 ordinary shares (collectively with the new shares to be issued hereunder the "Shares", each a "Share").

D.The shareholders' general meeting of the Issuer held on June 21, 2019 (the "Shareholders' Meeting") authorized the board of directors of the Issuer (the "Board of Directors"), in its 25th resolution, to issue up to 10,000,000 ordinary shares or any securities giving access to the share capital of the Issuer to several categories of investors, including to the following category of investors: natural or legal persons, including companies, trusts or investment funds or other investment vehicles in any form whatsoever, subject to French or foreign law, investing on a regular basis in the pharmaceutical, biotechnological or medical technology sector (the "EGM Resolution").

E.It is specified that the Shareholders' Meeting has fixed the maximum nominal amount of Shares to be issued pursuant to its 25th resolution to one million Euros (EUR 1,000,000) and the maximum nominal amount of debt securities to be issued pursuant to such resolution to EUR 150,000,000 (it being specified that the 20th resolution of the Shareholders' Meeting capped such amounts to EUR 1,300,000 and EUR 150,000,000 respectively, such caps being common to the 20th to 27th resolutions). As of the date of this Agreement, the abovementioned authorization relating to the issuance of Shares and/or securities giving access to the share capital of the Issuer has not been used. Therefore, the maximum number of new Shares that may be issued pursuant to this Agreement is 10,000,000, subject to the right of the Issuer to use an additional delegation to the Board of Directors granted by another shareholders' general meeting of the Issuer than the EGM described below.

F.In its meeting held on June 8, 2020 (the "Board Meeting"), the Board of Directors granted all powers to the chief executive officer of the Issuer (i) to enter into an engagement letter with term sheet attached (the "LOI") summarizing the main terms and conditions of the Notes, the Warrants and the Note Warrants (as such terms are defined below) with Alpha Blue Ocean Inc., acting as arranger (the "Arranger"), and (ii) to enter into this Agreement.

G.On June 9, 2020, the Issuer and the Arranger entered into the LOI.

H.Upon the terms and subject to the conditions contained in this Agreement, the Investor wishes to commit to fund the Issuer by way of this Agreement up to sixty million Euros (EUR 60,000,000) (the "Commitment"), by subscribing to warrants ("bons d'émission") (the "Note Warrants") giving access to notes convertible into new and/or existing shares of the Issuer ("Obligations Convertibles en Actions Nouvelles et/ou Existantes") each with a par value of fifty thousand Euros (EUR 50,000), having the characteristics described in Schedule 4 (the "Notes").

I.Share subscription warrants ("bons de souscription d'actions"), having the characteristics described in Schedule 6, shall be attached to the Notes issued under each Tranche to be subscribed by the Investor (the "Warrants").

J.On June 24, 2020, the chief executive officer of the Issuer decided to issue one thousand two hundred (1,200) Note Warrants in accordance with the terms of this Agreement within the limits set forth above.

K.The Investor agrees to undertake the Commitment and to subscribe up to sixty million Euros (EUR 60,000,000) of aggregate principal amount of Notes, in several tranches of three million Euros (EUR 3,000,000) each (each, a "Tranche"), each in accordance with the terms and conditions hereof.

L.The Parties will have the opportunity to renew three (3) times the Commitment in accordance with the terms of this Agreement, it being specified that an additional delegation to the Board of Directors granted by another shareholders' general meeting of the Issuer may have to be used in order to continue the financing program, if need be.

M.In connection with the issuance of the Notes, the following documents have been prepared :(i) the LOI, (ii) the Agreement (including its schedules) and (iii) the press releases in French and English announcing the transaction and the final terms and conditions thereto (the "Press Releases"). The LOI, the Press Releases and the Publicly Available Information (as defined below) are called hereafter the "Information Documents" and each of them is called separately an "Information Document", it being specified that any references to the Information Documents (as defined below) shall include any amendment or supplement thereto.

NOW, THEREFORE, upon the terms and subject to the conditions contained in this Agreement, and in consideration of the foregoing and the mutual promises and covenants contained herein, the Parties hereto agree as follows:

1.DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the following terms shall, when written with a capital initial letter, have the definition ascribed to them below or elsewhere in the Agreement. In case of discrepancy between the definition appearing in this Clause 1 and that appearing in a specific provision of this Agreement, such latter definition will prevail.

"150% Condition"	has the meaning set forth in Clause 3.4 (x).
"Affiliate"	means with respect to a person, any other person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such person, it being specified that an investment fund shall be deemed Controlled by its management company and the company Controlling this management company and, with respect to an investment fund, Affiliate shall mean any entity which has the same management company.
"Agent"	means CM-CIC Banque Transatlantique, which is the investment service provider in charge of holding the securities accounts where the Shares are registered (or any other investment service provider in charge of holding the securities accounts where the Shares are registered at the date considered).
"Agreement"	means this agreement for the issuance of and subscription to the Note Warrants, the Notes and the Warrants, as may be amended from time to time.
"AMF"	means the Autorité des Marchés Financiers.
"Arranger"	shall have the meaning set forth in the recitals above.
"Bloomberg"	means Bloomberg LP, or would Bloomberg LP cease to exist, any other financial news and data service provider of reference publishing reliable data on the Issuer and the Shares.
"Board Meeting"	shall have the meaning set forth in the recitals above.
"Board of Directors"	shall have the meaning set forth in the recitals above.
"Business Day"	means any day during which banks in Paris, London and Luxembourg are usually open for business.
"By-laws"	means the articles of association (statuts) of the Issuer, as may be amended from time to time.
"Change of Control"	means the acquisition of the Control of the Issuer, by one or several individual(s) or legal entity(ies), acting alone or in concert within the meaning of article L. 233-10 of the French Commercial Code.
"Closing Date"	has the meaning set forth in Clause 3.1.
"Closing VWAP"	means, as of any trading day, the closing volume weighted average price of the Share on Euronext Paris as reported by Bloomberg.
"Commitment"	shall have the meaning set forth in the recitals above.
"Commitment Period"	means the period of twenty-four (24) months beginning on the signing date of this Agreement.

"Control"	has the same meaning given to it under Article L. 233-3 of the French Commercial Code.
"Conversion Amount"	shall have the meaning set forth in Paragraph 8.1. of Schedule 4.
"Conversion Cash Payment"	shall have the meaning set forth in Paragraph 8.1 of Schedule 4.
"Conversion Date"	shall have the meaning set forth in Paragraph 8.2. of Schedule 4.
"Conversion Notice"	shall have the meaning set forth in Paragraph 8.2. of Schedule 4.
"Conversion Period"	shall have the meaning set forth in Paragraph 8.1. of Schedule 4.
"Conversion Price"	means the higher of (i) 95% of the VWAP during the Pricing Period preceding the Conversion Date, (ii) the nominal value of a Share and (iii) the minimum share issuance price provided for in the EGM Resolution (or any other subsequent shareholders' resolution used for the purposes of this financing), i.e. 80% of the three (3) trading days VWAP preceding the Conversion Date, it being specified that. the applicable minimum share issuance price shall, if applicable, take into account the Fair Market Value of the Warrants granted with respect to a Tranche. The Conversion Price will be determined by truncation after two decimal places.

"Cool Down Period"
means a period, starting as from each Closing Date, during which the Issuer shall not be entitled to issue a new Tranche without the Investor's prior written consent, whose duration shall be of twenty (20) Trading Days.

In the case where a Cool Down Period is ongoing, and:

(i) the Issuer fails to deliver the Shares resulting from the conversion of the Notes before the deadline mentioned in Paragraph 8.3 of Schedule 4; or
(ii) the Shares are suspended from trading at the request of the Issuer or of the stock market authorities; or
(iii) the Investor is prevented from converting the Notes or exercising the Warrants as a result of the suspension of the equity-linked securities of the Issuer decided by the Board of Directors for the implementation of a specific transaction in accordance with articles L. 225-149-1 and R. 225-133 of the French Commercial Code; or
(iv) an inside information has been disclosed by the Issuer to the Investor, except if such information was expressly requested by the Investor,

the duration of the ongoing Cool Down Period shall be automatically extended by the duration of the event mentioned in (i), (ii), (iii) or (iv) above.

"EGM Resolution"	shall have the meaning set forth in the recitals above.
"Euroclear"	means Euroclear France.
"Euronext"	means Euronext SA, operator of Euronext Paris.
"Euronext Paris"	means the regulated market of Euronext Paris.
"Event of Default"	shall have the meaning set forth in Clause 7
"Fair Market Value of the Warrants"	means the fair market value (as computed by the Issuer per standard Black & Scholes valuation model as of the date of the Request) with respect to each Tranche, communicated by the Issuer in the Request in the form of Schedule 9.
"French Commercial Code"	means the French Commercial Code (Code de commerce).
"French Monetary and Financial Code"	means the French Monetary and Financial Code (Code monétaire et financier).
"Indebtedness"	means any indebtedness for or in respect of:
(i) any monies borrowed pursuant to one or more credit facility agreements or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(ii) the amount of any liability in respect of any guarantee for any of the items referred to in paragraph (i) above, it being understood that any amount calculated under this definition may only be counted once, even if an item may qualify under various paragraphs.
"Information Document(s)"	shall have the meaning set forth in the recitals above.
"Investor Call"	has the meaning set forth in Clause 3.1.
"Investor Call Notice"	refers to the document attached as Schedule 8.

"Issuance Date"	shall be the date the chief executive officer of the Issuer shall decide to issue the Note Warrants (i.e. within five (5) Trading Days from the date of this Agreement).
"Lien"	means any mortgage, lien, pledge, charge or any other security interest ("sûreté réelle").
"LOI"	shall have the meaning set forth in the recitals above.
"MAR"	means the Regulation n° 596/2014 of the European Parliament and of the Council of April 16, 2014.
"Material Adverse Change"	shall mean the occurrence of any event that prohibits or otherwise prevents the Issuer from entering into and performing any of its obligations under this Agreement in any material respect.
"Maturity Date"	has the meaning set forth in Paragraph 4 of Schedule 4.
"Note(s)"	shall have the meaning set forth in the recitals above.
"Note Warrant(s)"	shall have the meaning set forth in the recitals above.
"Note Warrant Exercise Date"	has the meaning set forth in Clause 3.1.
"Note Warrant Exercise Notice"	has the meaning set forth in Clause 3.1.
"Note Warrant Exercise Price"
means the total subscription price of the Notes, which shall be equal to ninety eight percent (98%) of the par value of a Note multiplied by the total number of Notes to be issued with respect to the given Note Warrant Exercise Notice, i.e. EUR 2,940,000 per Tranche (unless there has been a reduction in Tranche size in accordance with Clause 3.1, in which case the total subscription price of the Notes shall be EUR 1,470,000 per Tranche).

"Notice"	has the meaning set forth in Clause 9.1.
"Outliers"	means the percentage of data points from the top and bottom tails that shall be excluded from the data set.
"Parties"	shall have the meaning set forth in the recitals above.
"Press Releases"	shall have the meaning set forth in the recitals above.
"Pricing Period"	shall mean a period of three (3) consecutive Trading Days expiring on the Trading Day immediately preceding the Conversion Date.
"Principal Amount"	means the total amount of debt in principal represented by a Tranche of Notes, i.e. EUR 3,000,000 (unless there has been a reduction in Tranche size in accordance with Clause 3.1, in which case the debt in principal represented by a Trance of Notes shall be EUR 1,500,000). In the event of conversion of one or several Notes, the other Note(s) not so converted shall remain in full force and effect with respect to that part of the Principal Amount which shall not yet have been repaid, such unpaid principal amount being then the "Principal Amount" for the purposes of this Agreement.

"Publicly Available Information"
shall mean the information contained in the 2019 Universal Registration Document no. D.20-0140 of the Issuer dated March, 19 2020 and all the press releases of the Issuer publicly available on its website since the date of the 2019 Universal Registration Document and any other publicly available information regarding the Issuer.

""Request"	means a written request submitted by the Issuer to the Investor in accordance with Clause 9.1, in the form attached hereto as Schedule 9.
"Securities Act"	shall have the meaning set forth in Clause 9.2.
"Shareholders' Meeting"	shall have the meaning set forth in the recitals above.
"Shares"	shall have the meaning set forth in the recitals above.
"Subsequent Tranche"	shall have the meaning set forth in Clause 3.1.
"Subsidiary(ies)"	means any entity which is Controlled, directly or indirectly, by another.

"Trading Day"	means any day during which Euronext Paris is open for business, provided that "Trading Day" shall not include (i) any day on which the Shares are scheduled to trade on such market for less than 4.5 hours (it being specified for the avoidance of doubt that any day during which there would be no effective trading would be considered as a Trading Day if this is not due to a suspension requested by the Issuer or the stock market authorities), (ii) any day on which the daily value traded of the Shares on Euronext Paris is lower than EUR 100,000, or (iii) any day that the Shares are suspended from trading at the request of the Issuer or of the stock market authorities during the final hour of trading on such market, unless such day is otherwise designated as a Trading Day in writing by the Investor.
"Tranche"	shall have the meaning set forth in the recitals above
"Warrant(s)"	shall have the meaning set forth in the recitals above.
"Warrant Exercise Date"	shall have the meaning set forth in Paragraph 5.2 of Schedule 6.
Warrant Exercise Notice"	shall have the meaning set forth in Paragraph 5.2 of Schedule 6.
"Warrant Exercise Period"	shall have the meaning set forth in Paragraph 5.1 of Schedule 6.
"Warrant Exercise Price"	shall be equal to 120% of the lowest Closing VWAP over the fifteen (15) Trading Days' period immediately preceding the Request to issue the first Tranche. The Warrant Exercise Price will be determined by truncation after two decimal places.
"Warrant Exercise Ratio"	shall have the meaning set forth in Paragraph 5.3 of Schedule 6.
"Warranties"	refers to the representations and warranties of the Issuer contained in Clause 5.1.

1.2    References in this Agreement to the Clauses and Schedules are to the Clauses of, and Schedules to, this Agreement and references to Paragraphs are to paragraphs in the Schedule in which such references appear. The Schedules form part of and are deemed to be incorporated in this Agreement.

1.3 References in this Agreement to any act, statute or statutory provision include references to any such provision as amended, re-enacted or replaced (with or without modification) provided that this Clause 1.3 will not operate to impose any greater financial or other liability on any Party than it would have been under but for such amendment, re-enactment, replacement or modification.

1.4 References in this Agreement to the singular include references to the plural and vice versa and references to the masculine gender include references to the feminine and neuter gender and vice versa.

1.5     Headings in this Agreement are inserted for convenience only and will not affect the interpretation of this Agreement or any part of it.

1.6 In this Agreement the words "includes", "including" and "included" will be construed without limitation unless inconsistent with the context.

1.7 The words "hereof", "herein", "herewith" and "hereunder" and words of similar import, when used in this Agreement, shall, in the absence of a specific provision to the contrary, refer to this Agreement as a whole.

2.ISSUANCE OF AND SUBSCRIPTION TO THE NOTE WARRANTS

Issuance

On the Issuance Date, the Issuer shall issue for free to the Investor one thousand two hundred (1,200) Note Warrants having the characteristics described in Schedule 1.

Subscription

The Investor shall subscribe for free on the Issuance Date to one thousand two hundred (1,200) Note Warrants, subject to the issuance by the Issuer of such Note Warrants, by delivering the subscription form in the form attached as Schedule 2.

3.EXERCISE OF THE NOTE WARRANTS

3.1 Exercise

Within two (2) Trading Days from the receipt of a Request sent by the Issuer (which request with respect to the first Tranche shall be sent no later than July 15, 2020), the Investor shall subscribe to the first Tranche comprising sixty (60) Notes by delivering a Note Warrant Exercise Notice (as defined below) and paying to the Issuer the Note Warrant Exercise Price of EUR 2,940,000 as follows:

–EUR 40,000 shall be paid by the Investor to the Issuer by way of set-off against the certain, liquid and due receivable amounting to EUR 40,000 held by the Investor against the Issuer corresponding to the amount of the Investor's legal fees as provided for in Clause 9.7;

–EUR 90,000 shall be paid by the Investor to the Issuer by way of set-off against the certain, liquid and due receivable amounting to EUR 90,000 held by the Investor against the Issuer corresponding to a part of the amount of the commitment fee with respect to the first Tranche as provided for in Clause 3.5;

–the balance of the Note Warrant Exercise Price (i.e. EUR 2,810,000) shall be paid by electronic wire transfer in immediately available funds in Euros to a bank account designated by the Issuer by notice in writing in accordance with Clause 9.1 (or by another method of payment as may be agreed between the Investor and the Issuer).

From the drawdown of the first Tranche until the end of the Commitment Period, the Issuer shall have the right (and not the obligation) to request for the issuance of a Tranche1 (each, a "Subsequent Tranche") by submitting a Request using the form set forth in Schedule 9 on the earlier of:

i.the Trading Day following the conversion (whether through one or several conversions) or redemption of all the Notes that had been issued in connection with a previous Tranche; or

ii.the Trading Day following the expiry of the Cool Down Period with respect to the prior Tranche issued.

In order for the Investor to subscribe to the Notes, subject to the satisfaction of the conditions set forth in Clause 3.4, within two (2) Trading Days from the receipt of a Request in respect of a Subsequent Tranche, the Investor shall exercise the appropriate number of Note Warrants (i.e. 60 Note Warrants per Tranche, unless there has been a reduction in Tranche size in accordance with this Clause 3.1) by delivering to the Issuer a Note Warrant exercise notice in the form attached hereto as Schedule 3 (a "Note Warrant Exercise Notice"), the date of receipt of the Note Warrant Exercise Notice being the "Note Warrant Exercise Date".

The Note Warrant Exercise Price with respect to each Subsequent Tranche shall be paid by the Investor to the Issuer as follows:

–EUR 90,000 shall be paid by the Investor to the Issuer by way of set-off against the certain, liquid and due receivable amounting to EUR 90,000 (or EUR 45,000 if there has been a reduction in Tranche size in accordance with this Clause 3.1) held by the Investor against the Issuer corresponding to a part of the amount of the commitment fee with respect to the relevant Subsequent Tranche as provided for in Clause 3.5;

–the balance of the Note Warrant Exercise Price (i.e. EUR 2,850,000, or EUR 1,425,000 if there has been a reduction in Tranche size in accordance with this Clause 3.1) shall be paid in cash by electronic wire transfer in immediately available funds in Euros to a bank account designated by the Issuer by notice in writing in accordance with Clause 9.1 (or by another method of payment as may be agreed between the Investor and the Issuer).

Evidence of such payment shall be satisfied by the delivery to the Issuer of an irrevocable wiring instruction giving effect to the above. The day on which such funds are received shall be a "Closing Date".

On each Closing Date, the Issuer shall procure the Agent to immediately update the securities accounts in which the Note Warrants, the Notes and the Warrants are registered to reflect the exercise of the Note Warrants, the registration of the Notes and, if applicable, the Warrants issued in the name of the Investor, and the payment of the Note Warrant Exercise Price.

The aggregate Principal Amount of the Notes issued under each Subsequent Tranche shall be equal

1 Each tranche corresponds to a specific bond issue.

to three million Euros (EUR 3,000,000) (unless the Investor exercises its right to decrease the Principal Amount of the Notes of a Subsequent Tranche in accordance with the last paragraph of this Clause 3.1, in which case the Principal Amount of the Notes to be issued under such Subsequent Tranche shall be equal to one million five hundred thousand Euros (EUR 1,500,000)).

By exception to the above, should the average daily value traded over the trailing forty (40) Trading Days - trimmed for 10% of the Outliers - be higher than EUR 1,000,000, the Issuer shall have the right to request, at its sole discretion, to drawdown two (2) Tranches on any Closing Date (other than with respect to the first Tranche).Upon exercise of such right by the Issuer, the number of Tranches available for issuance under this Agreement shall be adjusted downward accordingly so that the amount of the Commitment shall remain unchanged.

Should the market capitalization of the Issuer on Euronext Paris (as measured by the Share price for the given day) be lower than EUR 50,000,000 for at least twenty (20) consecutive Trading Days at any time from the drawdown of the first Tranche until the expiry of the Commitment Period, the Investor shall temporarily have the right to reduce the Principal Amount of a Subsequent Tranche by fifty percent (50%) (i.e. the principal amount of the Tranche shall be reduced from EUR 3,000,000 to EUR 1,500,000). Such reduction of the Principal Amount of a Subsequent Tranche shall automatically lapse once the market capitalization of the Issuer (as measured by the Share price for the given day) has been higher than EUR 50,000,000. Upon exercise of such right by the Investor, the number of Tranches remaining available for issuance under this Agreement shall be adjusted upward accordingly so that the amount of the Commitment shall remain unchanged.

3.2 Investor Call

From July 15, 2020 (included) until the expiry of the Commitment Period, the Investor shall have the right to request the issuance of a Tranche (the "Investor Call") upon exercise of the relevant number of Note Warrants, by submitting a written notice in accordance with Clause 9.1 (an "Investor Call Notice") to the Issuer in the form attached hereto as Schedule 8. It is specified that the Investor shall have the right to request the issuance of up to two (2) Tranches (the first Tranche being excluded, for the avoidance of doubt), within the limit of one (1) Tranche at a time, each upon exercise of the relevant number of Note Warrants.

Upon exercise of the Investor Call, the Issuer shall send a Request within two (2) Trading Days. On the date of receipt of the Request, subject to the satisfaction of the conditions set forth in Clause 3.4, the Investor shall exercise the relevant number of Note Warrants by delivering to the Issuer a Note Warrant Exercise Notice and shall transfer, on such Closing Date, the Note Warrant Exercise Price by electronic wire transfer in immediately available funds in Euros to a bank account designated by the Issuer by notice in writing in accordance with Clause 9.1 (or by another method of payment as may be agreed between the Investor and the Issuer).

The characteristics of the Notes are described in Schedule 4. Notes may be converted in accordance with Schedule 5. The Notes issued under each Tranche shall constitute a distinct bond issue under French law.

3.3 Warrants

Warrants in the total combined amount of ten percent (10%) of the Principal Amount of each Tranche (i.e. three hundred thousand Euros (EUR 300,000), or one hundred fifty thousand Euros (EUR 150,000) if there has been a reduction in Tranche size in accordance with Clause 3.1) and having the characteristics described in Schedule 6 shall be attached to the Notes issued pursuant to each Tranche. The number of Warrants that shall be attached to the Notes issued under each Tranche shall be equal to three hundred thousand Euros (EUR 300,000) (or one hundred fifty thousand Euros (EUR 150,000) if there has been a reduction in Tranche size in accordance with Clause 3.1), divided by the Warrant Exercise Price (the resulting number of Warrants being rounded down to the nearest whole number). Upon issuance, the Warrants will be detached from the Notes.

3.4 Conditions Precedent

The undertaking of the Investor to exercise Note Warrants and to fund the Note Warrant Exercise Price in connection with any Tranche is subject to the fulfillment by the Issuer, prior to or on each date of Request and on each Closing Date, of each of the following conditions:

i.the Issuer has complied with the covenants of the Issuer set forth in Clause 4.1 hereunder;

ii.there is no event or change rendering any one of the Warranties set forth in Clause 5 untrue or incorrect in any material respect;

iii.no binding commitment shall have been entered into by the Issuer pursuant to which a Change of Control may occur;

iv.no relevant authority (including the AMF) has objected or objects to the issuance of the Notes, the Warrants or their conversion or exercise;

v.the AMF shall have approved a prospectus for the admission of the Shares on Euronext Paris to be issued upon conversion of the Notes and/or exercise of the Warrants. It is specified that this condition (v) shall only apply if the aggregate number of Shares corresponding to the sum of:

a.the Principal Amount of the Notes to be issued pursuant to the relevant Request (increased by the Principal Amount of any other outstanding Notes, if any) divided by the Closing VWAP as of the date of such Request;

b.the number of Shares to be issued upon exercise of the Warrants to be issued pursuant to the Request at stake;

c.the number of Shares to be issued upon exercise of any outstanding Warrants (if any); and

d.the aggregate number of Shares issued by the Issuer without any approval of prospectus by the AMF for the admission of such Shares on Euronext Paris over the last twelve (12) months,

would theoretically result in the admission to trading on Euronext Paris of a number of Shares exceeding the limits of the listing prospectus exemption provided for by Article 5.(a) of Regulation (EU) 2017/1129 dated June 14, 2017 (i.e. 20% of the share capital of the Issuer);

vi.no event that constitutes an Event of Default, or may constitute a potential Event of Default, is outstanding and not cured within the relevant grace or remedy period;

vii.the Commitment Period has not elapsed;

viii.the Shares (i) shall be listed on Euronext Paris and (ii) shall not have been suspended, as of the relevant date, by the AMF or Euronext from trading on Euronext Paris;

ix.the Issuer shall have at least such number of Shares authorized, available, and approved for issuance to the Investor upon conversion of all outstanding Notes that is equal to 175% of the Principal Amount of the Notes to be issued pursuant to the Request at stake (increased by the Principal Amount of any other outstanding Notes, if any) divided by the Closing VWAP as of the date of such Request (or, if it has not been the case, the Issuer shall have (a) bought back the outstanding Note Warrants for an aggregate price of one euro (EUR 1), and (b) immediately issued for free to the Investor an equal number of new Note Warrants under an existing delegation granted to the Board of Directors by the general meeting of shareholders of the Issuer allowing the issuance of a number of Shares satisfying the calculation method of this Clause 3.4 (ix));

x.the closing price of the Shares on Euronext Paris shall have been higher than 150% of the nominal value of the Share for a period of more than sixty (60) Trading Days (the "150% Condition") prior to the date on which a Request is sent (or, if it has not been the case, the Issuer's share capital has been reduced during such period by way of a reduction of the nominal value of the Shares to be divided by two (2) or at least reduced to the largest extent possible). It is specified that in the case where one or several Tranche(s) of Notes are outstanding, the 150% Condition shall be increased accordingly by 15% for each full Tranche of Notes outstanding; and

xi.no Material Adverse Change shall have occurred.

The Investor shall have the discretionary right to waive the total or partial satisfaction of any one of the above-mentioned conditions.

3.5 Commitment fee

In consideration for the Commitment, the Issuer shall pay to the Investor a commitment fee equal to 3% of the Principal Amount of each Tranche (i.e. EUR 90,000 per Tranche unless there has been a reduction in Tranche size in accordance with Clause 3.1), to be paid on each Note Warrant Exercise Date. The Parties expressly agree that the amount of such commitment fee shall be paid by way of set off against the subscription price due to be paid by the Investor with respect to the Tranche at stake.

4.COVENANTS OF THE ISSUER AND OF THE INVESTOR

4.1 Covenants of the Issuer

The Issuer covenants and agrees, in respect of the period from the Issuance Date until the expiry date of the Commitment Period, as follows:

4.1.1 The Issuer will at all times and in all material respect comply with the relevant provisions of the Euronext Paris rules, MAR, the AMF General Regulation (Règlement Général de l'Autorité des Marchés Financiers), the French Commercial Code and the French Monetary and Financial Code and the By-laws, except where failure to be so in compliance would not reasonably be expected, individually or in the aggregate, to materially affect its ability to perform its obligations, undertakings and commitments hereunder, or as disclosed in the Publicly Available Information.

4.1.2 The Issuer will do all reasonable things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of its Subsidiaries.

4.1.3 Once a contemplated merger of the Issuer with or into any other person or entity be disclosed to the investment community through a press release, the Issuer and the Investor shall discuss in good faith, within sixty (60) calendar days from such public announcement, the possibility to continue the Agreement or to implement a transaction similar to that contemplated hereunder within the surviving entity.

4.1.4 The Issuer will not sell, lease, transfer, liquidate or otherwise dispose of all or substantially all of its assets now owned or hereafter acquired in a single transaction (or a series of related transactions), except for fair consideration or on an arm's length basis.

4.1.5 The Issuer shall not drawdown any variable rate equity financings (such as equity lines) currently in place or participate in any variable rate equity financings in each case on Euronext Paris, unless the variable rate element of such financing (e.g. issuance of Shares, redemption into Shares, etc.) may only occur after the later of (x) the expiry date of the Commitment Period, or (y) the date on which any and all Notes funded under the Commitment shall have been fully converted.

For the avoidance of doubt, the provisions of the paragraph above do not prohibit the Issuer from raising funds by any other means, such as for example, the issuance of securities for which the conversion/redemption/exercise price is fixed and issuance of securities in ATM financings.

4.1.6 So long as any Note is outstanding, without the prior written approval of the Investor, which shall not be unreasonably withheld, the Issuer shall not contract, create, incur or suffer to exist any Indebtedness which would render the Notes subordinated contractually or by operation of law to such Indebtedness in right of payment of interest and principal and in an amount greater than EUR 20,000,000, other than the following:

i.the Notes;

ii.Indebtedness incurred in the normal course of business which existed on the Issuance Date (or any refinancing thereof);

iii.Indebtedness incurred for the purposes of acquiring an asset or a business (or any refinancing thereof);

iv.Indebtedness resulting from a sale and lease back arrangement on real estate property;

v.Indebtedness resulting from PGE (Prêt Garanti par l'Etat) and R&D loans granted by Bpifrance; and

vi.Indebtedness resulting from IFRS16 impacts on the accounts of the Issuer.

4.1.7 The Issuer shall not communicate to the Investor, any Note or Warrant holder as the case may be, any inside information ("information privilégiée") within the meaning of Article 7 of MAR, except if such information was expressly requested by the Investor in which case this covenant shall not apply. Should the Issuer be in breach of the aforesaid obligation, the Issuer shall, at the latest on the following Trading Day, make public said information to the investment community through a press release.

4.1.8 So long as any Note is outstanding, the Issuer shall not create or assume any Lien on its business ("fonds de commerce"), or on its shareholdings in a Subsidiary in order to secure Indebtedness incurred or guaranteed by it unless the Notes are equally and rateably secured therewith.

4.1.9 Notwithstanding the provisions of Clause 9.10 below, the Issuer shall provide to the Investor a draft of any press release (in French and in English) to be issued by the Issuer in connection with the Note Warrants, the Notes and/or the Warrants or in connection with this Agreement at the latest two (2) calendar days prior to its contemplated date of circulation. The Issuer shall:

i.announce the terms of this transaction in accordance with the requirements of the Euronext Paris rules, MAR and the AMF General Regulation; and
ii.make a public announcement in case of (a) exercise of an Investor Call by the Investor, or (b) delivery of a Request by the Issuer to the Investor, in each case as required by applicable laws and regulations.

4.1.10 As from the Issuance Date, the Issuer shall (i) make available on its website a table in order to follow-up the number of outstanding Note Warrants, Notes, Warrants and Shares issued upon conversion of the Notes and exercise of the Warrants (together with an update on the total number of Shares and voting rights in the Issuer) and (ii) update such table immediately after the receipt of any Note Warrant Exercise Notice, Conversion Notice and/or Warrant Exercise Notice sent by the Investor.

4.1.11 The Issuer will cause the Agent, acting as registrar (établissement financier en charge du suivi titres) of the Issuer, to list all Shares issued from time to time at the latest with effect from the opening of business on the third (3rd) Trading Day following their issuance.

4.1.12 The Issuer shall make any payment due to the Investor (or any of its Affiliates) under this Agreement within ten (10) Trading Days from the due date.

4.1.13 On each Conversion Date, the Issuer shall calculate if the aggregate number of Shares corresponding to the sum of :

a.the Principal Amount of the outstanding Notes divided by the Closing VWAP on such Conversion Date;

b.the number of Shares to be issued upon exercise of any outstanding Warrants (if any); and

c.the aggregate number of Shares issued by the Issuer without any approval of prospectus by the AMF for the admission of such Shares on Euronext Paris over the last twelve (12) months,

would theoretically result in the admission to trading on Euronext Paris of a total number of Shares exceeding the limits of the listing prospectus exemption provided for by Article 5.(a) of Regulation (EU) 2017/1129 dated June 14, 2017, in which case (x) the Issuer shall immediately notify it by e-mail with acknowledgement of receipt to the Investor, and (y) the Conversion Notice at stake shall be automatically deemed withdrawn by the Investor.

4.2 Covenant of the Investor

The Investor covenants and agrees, in respect of the period from the Issuance Date until the later of (i) the expiry date of the Commitment Period and (ii) the date on which the Shares are no longer listed on Euronext Paris or on any other regulated market, not to send, as from the receipt of any notification made by the Issuer to the Investor in accordance with Clause 4.1.13, any Conversion Notice to the Issuer that would result in the admission to trading on Euronext Paris of a total number of Shares exceeding the limits of the listing prospectus exemption provided for by Article 5.(a) of Regulation (EU) 2017/1129 dated June 14, 2017.

5.REPRESENTATIONS AND WARRANTIES

5.1 Representations and warranties of the Issuer

The Issuer hereby represents and warrants to the Investor that the representations and warranties given in this Clause 5.1 shall be true and correct in all material respects as of the the date of this Agreement and shall be deemed to have been repeated, subject to any disclosure made to the public by the Issuer from the Issuance Date until the expiry of the Commitment Period, on each date of Request and on each Closing Date:

i.it has full power and authority to enter into this Agreement and to perform all the obligations resulting therefrom subject to the approval of another shareholders' general meeting of the Issuer that may have to be used in order to continue the financing program;

ii.as of their respective date, the signature of this Agreement and the performance of the obligations arising therefrom are not in violation of any provision of its By-Laws or of any previous contractual commitments with other parties except where such failure would not reasonably be expected, individually or in the aggregate, to materially affect its ability to perform its obligations, undertakings and commitments hereunder after the Issuance Date;

iii.the entry into and performance by the Issuer of its obligations under this Agreement does not and will not conflict with or cause a default under any finance agreement entered into by the Issuer except where such failure would not reasonably be expected, individually or in the aggregate, to materially affect its ability to perform its obligations, undertakings and commitments hereunder;

iv.its capital is fully paid up as of the Issuance Date;

v.it has complied with all applicable legal and regulatory requirements to be complied by it on such date in respect of the issuance of the Note Warrants, the Notes, the Warrants, and for the admission to trading on Euronext Paris of the Shares which may be issued upon the conversion of the Notes and/or the exercise of the Warrants other as specified in paragraph (vii) below, except where such failure would not reasonably be expected, individually or in the aggregate, to materially affect its ability to perform its obligations, undertakings and commitments hereunder;

vi.neither the issue of the Note Warrants, the Notes, the Warrants or the Shares upon conversion of the Notes and/or exercise of the Warrants will be subject to any pre-emptive (droit préférentiel de souscription) or similar rights;

vii.except with respect to any necessary approvals from Euronext for the listing of the Shares upon conversion of the Notes and/or exercise of the Warrants, neither the Issuer nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other governmental or regulatory authority or other person in connection with the execution, delivery and performance by the Issuer of this Agreement, the issue of any Note Warrants, the Notes, the Warrants or Shares. As of the Issuance Date, any necessary consents and approvals shall have been obtained and shall be in full force and effect;

viii.there is no court-ordered insolvency procedures (including any action, suit, notice of violation, proceeding or investigation) pending which (i) relates to or challenges the legality, validity or enforceability of this Agreement or (ii) could, individually or in the aggregate, be reasonably expected to impair materially the ability of the Issuer to perform fully on a timely basis its obligations under this Agreement;

ix.the main publicly available corporate documents of the Issuer (statuts, Extraits K-Bis and Certificat de non-faillite) are accurate, complete and up-to-date on the date on which they were submitted;

x.neither the Issuer nor any of its Subsidiaries is or has been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Issuer is aware), during a period covering at least the previous twelve (12) months which may have, or have had in the recent past, significant material adverse effects on the financial position of the Issuer or on the ability of the Issuer to perform its material obligations under this Agreement or the Notes, or that are otherwise material in the context of the issuance of the Notes other than as disclosed in the Information Documents; and

xi.once issued and subscribed for in accordance with the terms of the Agreement, the Notes will constitute direct, unconditional, unsecured and unsubordinated obligations of the Issuer and, at all times so long as any Note is outstanding, will rank equally between themselves and (subject to such exceptions as are from time to time mandatory under French law) equally and rateably (pari passu) with all other present or future unsecured and unsubordinated debt securities of the Issuer, from time to time outstanding.

5.2 Representations and warranties of the Investor

The Investor hereby represents and warrants to the Issuer that the following representation and warranty shall be true and correct as of the date of this Agreement and shall be deemed to have been repeated on each date of Request and on each Closing Date:

i.the Investor, and any permitted transferee to which Note Warrants, Notes or Warrants would be transferred as the case may be, falls within the category of investors described in the EGM Resolution and to which the Note Warrants issuance has been reserved to; i.e. that the Investor is a natural or legal person, including company, trust or investment fund, organized under French or foreign law, that regularly invest in the pharmaceutical, biotechnological or medical technology sector.

6.INDEMNIFICATION

The undertaking by the Investor to subscribe to the Note Warrants or exercise them and pay for the Notes having been made on the basis of warranties given by the Issuer in paragraphs (i) to (vi) of Clause 5, and with the certainty that the latter shall remain true and accurate up to and including the Issuance Date and each date of Request and each Closing Date, the Issuer undertakes to hold harmless the Investor against any direct loss, liability, damages and any expenses and costs (excluding legal costs) - justified by a document evidencing the harm suffered by the Investor - that the Investor may incur or sustain as a result of or due to any false representation or any violation or any breach or any actual inaccuracy or omission of any warranties given by the Issuer in paragraphs (i) to (vi) of Clause 5, except in the case of fraud ("fraude") gross negligence ("faute lourde") or wilful misconduct ("faute intentionnelle") of the Investor. In the event that a claim or a court action shall be brought by a third party against the Investor in respect of which indemnification may be sought from the Issuer pursuant to the terms of this Agreement, the Investor shall (i) promptly inform the Issuer of the progress of such claim or court action and (ii) consult it to the full extent possible concerning the manner in which to manage said situation.

7.EVENTS OF DEFAULT

"Event of Default" shall mean any of the following occurrences:

i.a default by the Issuer in the due performance of any of its obligations under this Agreement which, if curable, is not cured within twenty (20) days as from the first of the following dates: (i) the date on which the Issuer becomes aware of this breach and (ii) the date on which the Investor notifies such breach to the Issuer, requesting that it be cured;

ii.failure by the Issuer to issue new Shares to the Investor in accordance with the terms of the Agreement (for example in case of late delivery of the new Shares to the Investor) due within five (5) Trading Days following a Conversion Date or a Warrant Exercise Date;

iii.failure by the Issuer to pay (a) the price due in connection with the acquisition of the Notes or the Warrants, as the case may be, in the case where the Issuer does not have sufficient shareholders' authorizations available to issue new Shares, in accordance with Paragraph 8.3 of Schedule 4 and Paragraph 5.3 of Schedule 6, or (b) any other amount due to the Investor (or any of its Affiliates) in accordance with Clause 4.1.12;

iv.the de-listing of the Shares from Euronext Paris (save if the purpose of such delisting from Euronext Paris is to list the Shares on any other market subject to the prior approval of the Investor, it being specified that in any case the Shares shall not be de-listed for longer than ten (10) Trading Days);

v.any refusal to certify the financial statements by the statutory auditors of the Issuer which is not cured within sixty (60) days as from the date such certification is requested from the auditors;

vi.failure by the Issuer to pay any Indebtedness in excess of EUR 6,000,000 when due or within any applicable grace period, other than any such failure resulting from a good faith error which is diligently and promptly corrected, or any Indebtedness of the Issuer in an amount in excess of EUR 6,000,000 becomes due and payable prior to its stated maturity because of a failure by the Issuer to comply with a covenant contained in any agreement or instrument evidencing any such Indebtedness, except if such Indebtedness is contested in good faith by the Issuer; and

vii.the Issuer voluntarily liquidates all of its assets except for fair consideration or on an arm's length basis, or bankruptcy, moratorium, insolvency or similar proceedings (including any "redressement judiciaire" "liquidation judiciaire", "procédure de sauvegarde") for relief of financially distressed debtors shall be instituted by or against the Issuer and shall not have been discharged within six (6) months.

8.INFORMATION

Forthwith upon the occurrence of any Event of Default, the Issuer will deliver to the Investor a certificate of the board of directors of the Issuer specifying the nature and period of existence thereof and the action which the Issuer is taking and proposes to take with respect thereto, it being specified that should the Event of Default constitute inside information ("information privilégiée") within the meaning of Article 7 of MAR, the Issuer shall not communicate such information to the Investor before it is made public to the investment community through a press release.

9.MISCELLANEOUS

9.1 Notices

Any notice, demand, consent, waiver or other communication required, given or made under this Agreement (a "Notice") shall be made in writing, signed on behalf of the Party from which it originates and, subject to the forms applicable to the Note Warrant Exercise Notice as set forth in Schedule 3, the Conversion Notice as set forth in Schedule 5, the Warrant Exercise Notice as set forth in Schedule 7, the Investor Call Notice as set forth in Schedule 8 and the Request as set forth in Schedule 9 shall be sent by e-mail with acknowledgment of receipt, as well as sent by registered post with confirmation of receipt or by express courier.

Any Notice shall be deemed to have been delivered:

–If sent by e-mail with acknowledgment of receipt, on the day of transmission; or

–if sent by certified mail, return receipt requested, on the second Trading Day after the date of posting if posted in France for delivery in France and seventh Trading Day if posted for overseas delivery; or

–if delivered by hand, upon delivery against acknowledgement at the address stated in this Agreement;

provided however that, if it is delivered by hand or sent by e-mail on a day which is not a Trading Day or after 6.00 pm CET on a Trading Day, it will instead be deemed to have been given or made on the next Trading Day.

Any Notice sent by the Investor to the Issuer by e-mail with acknowledgment of receipt shall be deemed received and confirmed by the Issuer twenty-four (24) hours after sending.

The address and e-mail address for such Notice shall be:

a.if to the Issuer:

Erytech Pharma SA
Address: 60 Avenue Rockefeller, 69008 Lyon, France
Attention to: Gil Beyen, Eric Soyer and Brian Schwab
E-mail addresses: gil.beyen@erytech.com, eric.soyer@erytech.com and brian.schwab@erytech.com
Phone number: +33 04 78 74 44 38

Copy:

Gide Loyrette Nouel
Address: 15 rue de Laborde, 75008 Paris, France
Attention to: Arnaud Duhamel and Guilhem Richard
E-mail address: duhamel@gide.com and guilhem.richard@gide.com
Phone number: +33 (0)1 40 75 29 70 and +33 (0)1 40 75 22 48

b.if to the Investor:

European High Growth Opportunities Securitization Fund
Address: c/o European High Growth Opportunities Manco SA, 18, rue Robert Stümper, 2557 Luxembourg
Attention to: Pierre Vannineuse, Hugo Pingray, Amaury Mamou-Mani and Edward Keller
E-mail addresses: p.vannineuse@abo.co, h.pingray@abo.co, a.mamou-mani@abo.co and e.keller@abo.co
Phone number: +33 (0) 6 52 23 52 25

Copy:
Jeantet AARPI
Address: 11 rue Galilée, 75116 Paris, France
Attention to: Cyril Deniaud
E-mail address: cdeniaud@jeantet.fr
Phone number: +33 (0)1 45 05 80 08

Each Party shall provide three (3) Trading Days prior notice to the other Party of any change in address or e-mail address.

9.2 No Sales of Shares into the United States of America

The Investor acknowledges that although the Issuer has American Depositary Shares listed on NASDAQ, the Shares shall be issued by the Issuer pursuant to this Agreement pursuant to transactions exempt from registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"). Accordingly, the Investor acknowledges that the Shares issued to it pursuant to this Agreement may not be transferred in the United States of America or to, or available for the account or benefit of, any U.S. Person except pursuant to an available exemption from the Registration requirements of the Securities Act and all applicable State Securities Laws. Terms used in this paragraph which are not otherwise defined herein have the meanings given to them in Regulation S under the Securities Act.

9.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies

This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the Parties or, in the case of a waiver, by an authorized representative of the Party waiving a condition or compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive a condition or compliance with one or more of the terms hereof, as the case may be.

Any amendment requested by the Issuer shall be sent to the Investor with a two (2) Trading Day's prior notice before the actual signature of the amendment agreement.

No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

The rights and remedies herein provided are cumulative that either Party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the Parties) as to which there is no inaccuracy or breach.

9.4 Binding Effect; No Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not assignable except by operation of law, provided that the Investor may assign all or any of its rights under this Agreement to one or more of its Affiliates, it being understood that if the Investor makes such an assignment, it shall nonetheless remain liable for the performance of its obligations pursuant to this Agreement.

9.5 Captions

All Clause titles or captions contained in this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to sections or clauses shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

9.6 Language

This Agreement is entered into in the English language which shall be the definitive version. Any translations are for the convenience of the Parties and shall not have any force or effect.

9.7 Costs

9.7.1 Each Party shall pay its own costs and expenses, incurred in relation to this Agreement, provided that the Investor's legal fees shall be due by the Issuer up to a maximum amount of forty thousand Euros (EUR 40,000) (excluding any VAT and disbursements, if any) and shall be paid by the Issuer to the Investor by way of deduction from the Note Warrant Exercise Price to be paid by the Investor to the Issuer upon the drawdown of the first Tranche.

9.7.2 The Issuer also agrees to reimburse the Investor from time to time all reasonable and duly documented expenses properly incurred by the Investor in respect of (i) the enforcement of the Agreement should such measures be taken by the Investor whereas the Issuer is at fault, only if such fault constitutes an Event of Default, and (ii) the preparation by the Investor of any waivers or amendments to the Agreement upon request of the Issuer (it being specified that in such cases the legal fees of the Investor shall be capped to an amount agreed between the Parties on a case-by-case basis and any other fees or cost of the Investor in excess of EUR 10,000 shall be subject to the prior approval of the Issuer). It is specified that any reasonable legal fees properly incurred by the Investor as provided for in this Clause 9.7.2 shall be reimbursed by the Issuer to the Investor by way of deduction from the Note Warrant Exercise Price to be paid by the Investor to the Issuer upon the drawdown of the next Tranche.

9.8 Governing Law

This Agreement shall be governed by internal French law without reference to its conflict of law principles.

9.9 Jurisdiction

Any dispute arising in connection with the present Agreement shall be subject to the exclusive jurisdiction of the Tribunal de Commerce of Paris.

9.10 Publicity

Each of the Parties to this Agreement hereby severally undertakes to each other that it will not make any public announcement or statement or communication or disclosure of whatever nature regarding this Agreement or the Note Warrants, the Notes or the Warrants without the prior written consent of the other Party (save where required by the Euronext Paris rules, MAR and the AMF General Regulation or any applicable law or the rules of any regulatory body and by this Agreement, in which event the relevant Party will consult to the extent feasible with the other Party prior to the making of such announcement, statement, communication or disclosure but will not be required to obtain the prior consent of the other Party).

9.11 Full agreement

This Agreement represents the full agreement of the Parties. It is a substitute for and replaces all agreements and negotiations, oral or written, past and present dealing and agreements with respect to the matters discussed herein, including the LOI.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers hereunto duly authorized on the date first above written.

In two (2) original copies

ERYTECH PHARMA SA /s/Gil BEYEN	EUROPEAN HIGH GROWTH OPPORTUNITIES SECURITIZATION FUND /s/Pierre VANNINEUSE
Signed by Gil BEYEN in his capacity as Chief Executive Officer (Directeur Général)	Represented by EUROPEAN HIGH GROWTH OPPORTUNITIES MANCO SA, Signed by Pierre VANNINEUSE in his capacity as Sole Director (Administrateur unique)

Schedule 1

CHARACTERISTICS OF THE NOTE WARRANTS

1.Form

The Note Warrants shall be in registered form. Evidence of the rights of the Investor as holder of the Note Warrants shall be given by an inscription in its name in an account kept by the Issuer in accordance with applicable laws and regulations.

2.Enjoyment

Subject to the terms and conditions of this Agreement, the Note Warrants are issued with full rights of enjoyment as from the date of their full subscription by the Investor in accordance with Clause 2 of the Agreement.

3.Assignment, transfer and absence of admission to trading of the Note Warrants

3.1 The Note Warrants may not be assigned or transferred without the prior consent of the Issuer, except to Affiliates of the Investor.

3.2 To be effective vis-à-vis the Issuer and third parties, any permitted transfer of Note Warrants shall be registered in the securities accounts and the transferor of any Note Warrants shall be deemed to be the holder of such Note Warrants until the name of the transferee is entered into securities accounts in respect thereof.

3.3 Any permitted transferee that becomes a Note Warrant holder, by whatever means and for whatever reason, shall have the benefit of, and be subject to, all of the rights and obligations arising under this Agreement, provided that such permitted transferee shall represent that it falls within the category of investors described in the EGM Resolution and to which the Note Warrants issuance has been reserved to (i.e. that the Investor is a natural or legal person, including company, trust or investment fund, organized under French or foreign law, that regularly invest in the pharmaceutical, biotechnological or medical technology sector).

3.4 The Note Warrants will not be admitted to trading on any financial market.

4.Term

The Note Warrants shall become automatically null and void:

–twenty-four (24) months after their respective issuance date; or
–on the date on which the Shares are no longer listed on Euronext Paris or any other organised or regulated market.

5.Representation of the Note Warrant holders

5.1 As long as the Note Warrants are held by a single holder, such holder shall exercise under its own name all rights and powers granted by the French Commercial Code to the "Masse" within the meaning of Article L. 228-103 of the French Commercial Code.

5.2 As soon as the Note Warrants having the same characteristics and being fungible are held by more than one holder, the holders shall appoint a representative of the "Masse" in accordance with Articles L. 228-47 and L. 228-103 of the French Commercial Code.

5.3 Where applicable, the rights of Note Warrant holders will be exercised in accordance with Article L. 228-103 paragraph 1 of the French Commercial Code.

Schedule 2

SUBSCRIPTION FORM OF THE NOTE WARRANTS

Erytech Pharma SA
Société anonyme au capital de 1.794.003,5 euros
Siège social : 60 Avenue Rockefeller, 69008 Lyon, France
479 560 013 RCS Lyon

SUBSCRIPTION FORM

The undersigned:

EUROPEAN HIGH GROWTH OPPORTUNITIES SECURITIZATION FUND, represented by its management company, EUROPEAN HIGH GROWTH OPPORTUNITIES MANCO SA, a joint stock company (société anonyme) incorporated in Luxembourg, whose registered office is at 18, rue Robert Stümper, 2557 Luxembourg, registered with the Luxembourg trade and companies register under number B 124207 (the "Investor"),

After reading the articles of association of Erytech Pharma SA, a limited liability company with a capital of EUR 1.794.003,5, whose registered office is located at 60 Avenue Rockefeller, 69008 Lyon, France, and which is registered in the Register of Trade and Companies of Lyon under number 479 560 013 (the "Issuer"), as well as the terms and conditions of the issuance by the Issuer of one thousand two hundred (1,200) Note Warrants;

As these terms and conditions are specified under the 25th resolution of the Issuer's general meeting of shareholders dated June 21, 2019, the Board of Directors' deliberations dated June 8, 2020 and the decision of the chief executive officer of the Issuer dated June 24, 2020, combined with the terms of the agreement for the issuance of and subscription to warrants giving access to notes convertible into new and/or existing shares of the Issuer with share subscription warrants attached entered into on June 24, 2020 between the Issuer and the undersigned;

Declares subscribing by this subscription form to one thousand two hundred (1,200) Note Warrants;
It being specified that the Note Warrants are allocated for free.
On June 24, 2020
In two (2) original copies, one of which was provided on a separate sheet of paper to the undersigned that acknowledges it.

Signature preceded by the words « Approval for the subscription of one thousand two hundred (1,200) warrants giving access to notes convertible into new and/or existing shares of the Issuer ».

European High Growth Opportunities Securitization Fund,
Represented by European High Growth Opportunities Manco SA

Schedule 3

FORM OF NOTE WARRANT EXERCISE NOTICE

VIA EMAIL

Erytech Pharma SA
Attention to: Gil Beyen, Eric Soyer and Brian Schwab
E-mail addresses: gil.beyen@erytech.com, eric.soyer@erytech.com and brian.schwab@erytech.com
Phone number: +33 04 78 74 44 38

Copy to:

CM-CIC Banque Transatlantique
Attention to: Antoine Debourdon, Mireille Lucas and Thibault De Coussemaker
E-mail addresses:
antoine.debourbon@banquetransatlantique.com
mireille.lucas@banquetransatlantique.com
thibault.decoussemaker@banquetransatlantique.com

Please find below the Investor's Note Warrant Exercise Notice pursuant to the agreement for the issuance of and subscription to warrants giving access to notes convertible into new and/or existing shares of the Issuer with share subscription warrants attached dated June 24, 2020 (the "Agreement").

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement.

1	Number of Note Warrants exercised	[60/30] Note Warrants
2	Number of Notes	[60/30] Notes
3	Aggregate principal amount of Notes	EUR [3,000,000/EUR 1,500,000]
4	Subscription price of the Notes (98% of (3))	EUR [2,940,000]/EUR 1,470,000]
5	Commitment fees due by the Issuer to the Investor	EUR [90,000/45,000]
6	Amount of the legal fees due by the Issuer to the Investor [For the first Tranche only]	EUR 40,000
7	The lowest Closing VWAP over the fifteen (15) Trading Days immediately preceding the Request to issue the first Tranche	EUR [·]
8	Warrant Exercise Price, being 120% of (7) (truncated after two decimal	EUR [·]
9	Number of Warrants (rounded down) attached to the Notes issued under each Tranche, being: [(3) x 10%] / (8)	[-]

[The global subscription price of the Notes issued under the first Tranche, equal to two million nine hundred forty thousand Euros (EUR 2,940,000), shall be paid (i) by way of set-off against the certain, liquid and due receivable held by the Investor against the Issuer amounting to EUR 130,000, corresponding to the total amount of (a) the commitment fee to be paid in cash as provided for in Clause 3.5 (i.e. EUR 90,000), and (b) the legal fees as provided for in Clause 9.7.1 (i.e. EUR 40,000), and (ii) the balance (i.e. EUR 2,810,000) shall be wired on the Issuer's bank account opened with Société Générale, whose details are as follows:

IBAN: FR76 3000 3022 8100 0203 5389 678
BIC: SOGEFRPP

or

[The global subscription price of the Notes issued under a Subsequent Tranche, equal to [two million nine hundred forty thousand Euros (EUR 2,940,000)/one million four hundred seventy thousand Euros (EUR 1,470,000)], shall be paid (i) by way of set-off against the certain, liquid and due receivable held by the Investor against the Issuer amounting to EUR [90,000/45,000], corresponding to the commitment fee to be paid in cash as provided for in Clause 3.5 (EUR [90,000/45,000]), and (ii) the balance shall be wired on the Issuer's bank account opened with Société Générale, whose details are as follows:

IBAN: FR76 3000 3022 8100 0203 5389 678
BIC: SOGEFRPP
Sincerely,

European High Growth Opportunities Securitization Fund, Represented by European High Growth Opportunities Manco SA

Schedule 4

CHARACTERISTICS OF THE NOTES

1.Form

The Notes shall be in registered form. Evidence of the rights of any Note holder shall be given by an inscription in its name in an account kept by the Issuer in accordance with applicable laws and regulations.

2.Enjoyment

The Notes are issued with full rights of enjoyment as from the date of their full subscription by the Investor in accordance with Clause 3 of the Agreement.

3.Assignment, transfer and absence of admission to trading of the Notes

3.1 The Notes may not be assigned or transferred without the prior consent of the Issuer, except to Affiliates of the Investor, subject to the prior information of the Issuer and being provided that such Affiliate undertakes irrevocably, prior to this transfer, to retrocede the Notes in question and/or the Shares issued pursuant to the exercise of such Notes to the Investor when this Affiliate ceases to be an Affiliate of the Investor.

3.2 To be effective vis-à-vis the Issuer, any transfer of the Notes shall be registered in the securities accounts and the transferor shall be deemed to be the holder of such Notes until the name of the transferee is entered into the securities accounts in respect thereof.

3.3. Any transferee that becomes a Note holder, by whatever means and for whatever reason, shall have the benefit of, and be subject to, all of the rights and obligations arising under this Agreement, provided that such permitted transferee shall represent that it falls within the category of investors described in the EGM Resolution and to which the Note Warrants issuance has been reserved to (i.e. that the Investor is a natural or legal person, including company, trust or investment fund, organized under French or foreign law, that regularly invest in the pharmaceutical, biotechnological or medical technology sector).

3.4 The Notes will not be admitted to trading on any financial market.

4.Maturity

The Notes shall have a duration of twelve (12) months as from their respective date of issuance (the "Maturity Date"), it being specified that following the receipt of a notification sent by the Issuer to the Investor in accordance with Clause 4.1.13 of the Agreement, the Maturity Date of the outstanding Notes shall be automatically extended for the number of days necessary for the Issuer to be in a position to issue Shares to the Investor upon conversion of Notes without exceeding the limits of the listing prospectus exemption provided for by Article 5.(a) of Regulation (EU) 2017/1129 dated June 14, 2017, such extension being limited in any case to three (3) months.

5.Nominal Value

Each Note shall have a nominal value of EUR 50,000.

6.Interest

The Notes shall accrue no interest.

7.Redemption

7.1 The Issuer shall have no right to early redeem any Note.

7.2 If Notes have not been converted by the Note holder prior to their Maturity Date, (i) the Issuer shall not redeem in cash the outstanding principal amount under the Notes on the Maturity Date and (ii) the Note holder shall convert all outstanding Notes on the Maturity Date.

7.3 At the Note holder's discretion, the Issuer is required to early redeem in cash, within three (3) Trading Days following the receipt of a notice sent to it by the Note holder, all or any Notes held by the applicable Note holder in case of occurrence of a Change of Control or an Event of Default under the Agreement.

In the event of redemption in cash in case of occurrence of a Change of Control or an Event of Default under the Agreement, the Issuer shall pay to each Note holder one hundred and five percent (105%) of the aggregate outstanding principal amount of its Notes, in accordance with Paragraph 8 of this Schedule 4.

8.Conversion: Termination of Conversion Rights

8.1 Conversion of the Notes into Shares of the Issuer; Conversion Period

Unless it has terminated its conversion rights pursuant to Paragraph 8.5 of this Schedule 4, each Note holder shall have the right at any time as of any Closing Date, up to and including the Maturity Date (the "Conversion Period"), to convert all or any of the Notes into new or existing Shares, at the sole discretion of the Issuer, and to determine the number of Notes to be converted, and the corresponding aggregate principal amount so converted (the "Conversion Amount").

At the Issuer's option, the Issuer shall have then the right, upon receipt of a Conversion Notice sent by the Note holder, to:

i.deliver new or existing Shares of the Issuer to the Note holder in accordance with the provisions of Paragraph 8.3 of this Schedule 4; or

ii.pay to the Note holder one hundred percent (100%) of any Conversion Notice, in cash, calculated as per the following formula (the "Conversion Cash Payment"):

Reimbursement = (Conversion Amount/Conversion Price)*Closing VWAP on the Conversion Date

Each Note holder is allowed to convert any Notes as long as it stays within the outstanding Principal Amount, it being specified that each Note may only be converted at one go.

8.2 Conversion Date; Notice

Each Note holder may convert all or any of its Notes on any Trading Day of its choice during the Conversion Period, effective at the date of receipt by the Issuer of a Conversion Notice in accordance with Paragraph 8.1 of this Schedule 4 (the "Conversion Date").

On each chosen Conversion Date, each Note holder shall convert all or any of its Notes by giving Notice to the Issuer (the "Conversion Notice"), using the form attached in Schedule 5 and specifying a number of Notes to be converted and the corresponding Conversion Amount in accordance with Paragraph 8.1 of this Schedule 4.

If the Issuer has not elected for the Conversion Cash Payment, the Issuer, after updating the securities account where the Notes are registered, shall in turn send a notice to the Agent for the issuance of new Shares to the relevant Note holder.

The Shares upon conversion shall be issued in bearer form and shall be transferred by the Agent to the Investor's custodian account within two (2) Trading Days following the Conversion Date (with a best efforts undertaking from the Issuer to have this completed within one (1) Trading Day from the Conversion Date provided that the Conversion Notice is received before 3pm Paris time on the Conversion Date). The Agent shall liaise with the custodian of the Investor to ensure prompt delivery.

8.3 Conversion Ratio

If the Issuer has not elected for the Conversion Cash Payment, the number of new Shares issued by the Issuer to the relevant Note holder upon conversion of one or several Notes in accordance with Paragraph 8.1 of this Schedule 4 will be calculated as the Conversion Amount divided by the Conversion Price.

If the issuance of new Shares would result in the issuance of a fraction of a Share, the Issuer shall round such fraction of a Share up to the nearest whole Share.

The new Shares shall be fully paid by set-off against the Conversion Amount that will come in deduction from the Principal Amount. Such conversion shall not require the payment of any fee or charge by the relevant Note holder.

The Issuer shall promptly deliver freely tradable Shares or the Conversion Cash Payment to the relevant Note holder upon each conversion of Note(s). The issuance of the Shares and their admission to trading on Euronext Paris (or the remittance of existing Shares, as the case may be) shall occur no later than two (2) Trading Days after the Conversion Date (with a best efforts undertaking from the Issuer to have this completed within one (1) Trading Day from the Conversion Date provided that the Conversion Notice is received before 3pm Paris time on the Conversion Date). The reception of the Conversion Cash Payment by the relevant Note holder shall occur no later than two (2) trading days after the Conversion Date.

Upon conversion of Notes, if the Issuer has not elected for the Conversion Cash Payment and if the relevant Note holder does not receive the relevant Shares as provided for in the paragraph above, the Issuer shall pay to the relevant Note holder an amount equal to the difference (if positive) between the closing price of the Share one (1) Trading Day after the Conversion Date and the closing price of the Share on the day immediately prior to the date on which the relevant Shares are effectively received by the relevant Note holder, for each new Share which was issued upon the relevant conversion of Notes.

Subject to the right of the Issuer to use an existing additional delegation to the Board of Directors granted by another shareholders' general meeting of the Issuer than the EGM in order to continue the financing program (in which case the Parties shall agree in good faith to amend the Agreement and the Notes to the extent necessary), if the Issuer does not have sufficient shareholders' authorizations available to issue new Shares to a Note holder upon conversion of Notes, and if the early redemption of the Notes was not requested by the relevant Note holder, at the Note holder's discretion, the relevant Notes shall be acquired by the Issuer, on the Trading Day following the Conversion Date, for a price equal to the number of new Shares which should have been issued to it upon conversion of the Notes multiplied by the closing price of the Share on the day prior to the Conversion Date. Such acquired Notes shall then be cancelled by the Issuer.

Any payment to a Note holder made by the Issuer in accordance with Paragraph 8.3 of this Schedule 4 shall be made by the Issuer to the relevant Note holder in cash, by wire transfer to a bank account notified by the relevant Note holder to the Issuer, in immediately available, freely transferable funds in Euros.

8.4 Rights attached to the Shares

The new Shares issued upon conversion of the Note(s) shall be subject to all provisions of the By-Laws and to decisions of the general meetings of the shareholders of the Issuer. The new Shares shall be admitted to trading on Euronext Paris as from their issuance, will carry immediate and current dividend rights ("jouissance courante") and will be fully assimilated to and fungible with the existing Shares.

8.5 Termination of Conversion Right

The right of each Note holder to convert the Notes pursuant to this Paragraph 8 shall terminate on the date on which the Notes are fully converted.

9.Representation of the Note holders

9.1 As long as the Notes are held by a single holder, such holder shall exercise under its own name all rights and powers granted by the French Commercial Code to the "Masse" within the meaning of Article L. 228-103 of the French Commercial Code.

9.2 As soon as the Notes having the same characteristics and being fungible are held by more than one holder, the holders shall appoint a representative of the "Masse" in accordance with Articles L. 228-47 and L. 228-103 of the French Commercial Code.

9.3 Where applicable, the rights of Note holders will be exercised in accordance with Article L. 228- 103 paragraph 1 of the French Commercial Code.

Schedule 5

FORM OF CONVERSION NOTICE

VIA EMAIL

Erytech Pharma SA
Attention to: Gil Beyen, Eric Soyer and Brian Schwab
E-mail addresses: gil.beyen@erytech.com, eric.soyer@erytech.com and brian.schwab@erytech.com
Phone number: +33 04 78 74 44 38

Copy to:

CM-CIC Banque Transatlantique
Attention to: Antoine Debourdon, Mireille Lucas and Thibault De Coussemaker
E-mail addresses:
antoine.debourbon@banquetransatlantique.com
mireille.lucas@banquetransatlantique.com
thibault.decoussemaker@banquetransatlantique.com

Please find below the Conversion Notice pursuant to the agreement for the issuance of and subscription to warrants giving access to notes convertible into new and/or existing shares of the Issuer with share subscription warrants attached dated June 24, 2020 (the "Agreement").

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement
.

1	Number of Notes converted	[·]
2	Conversion Amount (equal to the global par value of the converted Notes)	EUR [·]
3	VWAP during the Pricing Period (i.e. the three (3) consecutive Trading Days expiring on the Trading Day immediately preceding the Conversion Date)	EUR [·]
3 bis	VWAP during the three (3) trading days preceding the Conversion Date	EUR [·]
4	95% x (3)	EUR [·]
5	Underlying warrant portion per new = (10% x VWAP during the Pricing Period * 95%)/Warrant Exercise Price	[·]
6	Fair market value of the Warrants (as computed by the Issuer per standard Black & Scholes valuation model as of the date of the Request)	EUR [·]
7	Underlying Warrant value per new Share = (5) x (6)	EUR [·]
8	Underlying Warrant discount per new Share = (7) / (3bis)	[·]%
9	Implied global discount = [1- (4)/(3bis)] + (8)	[·]%
10	Conversion Price (truncated after two decimal	EUR [·]

places) being equal to: •If (9) ≤ 20%: (4) or •If (9) >20%: 95% x (3bis) + [(8) - 15%]x (3bis)
11	Nominal value of the Share	EUR [0.10]
12	Provided that (10)>(11), number of Shares to be issued:
(2) / (10) (rounded down to the nearest whole number)
Provided that (11)>(10), number of Shares to be issued:
	(2) / (11) (rounded down to the nearest whole number)	[·]

It is reminded that pursuant to the Agreement, the present notification shall be deemed received and confirmed by the Issuer twenty-four (24) hours after sending.

Sincerely,

[Name of the Note holder]

Schedule 6

CHARACTERISTICS OF THE WARRANTS

1.Form

The Warrants shall be in registered form. Evidence of the rights of any Warrant holder shall be given by an inscription in its name in an account kept by the Issuer in accordance with applicable laws and regulations.

2.Enjoyment

Subject to the terms and conditions of this Agreement, the Warrants are issued with full rights of enjoyment as from the date of their detachment from the Notes to which they are attached (i.e. as from the date of the subscription of the relevant Notes).

3.Assignment, transfer and absence of admission to trading of the Warrants

3.1 The Warrants may be assigned or transferred without the prior consent of the Issuer, only to Affiliates of the Investor, subject to the prior information of the Issuer and being provided that such Affiliate undertakes irrevocably, prior to this transfer, to retrocede the Warrants in question and/or the Shares issued pursuant to the exercise of such Warrants to the Investor when this Affiliate ceases to be an Affiliate of the Investor.

3.2 To be effective vis-à-vis the Issuer and third parties, any transfer of Warrants shall be registered in the securities accounts and the transferor of any Warrants shall be deemed to be the holder of such Warrants until the name of the transferee is entered into the securities accounts in respect thereof.

3.3 Any transferee that becomes a Warrant holder, by whatever means and for whatever reason, shall have the benefit of, and be subject to, all of the rights and obligations arising under this Agreement, provided that such permitted transferee shall represent that it falls within the category of investors described in the EGM Resolution and to which the Note Warrants issuance has been reserved to (i.e. that the Investor is a natural or legal person, including company, trust or investment fund, organized under French or foreign law, that regularly invest in the pharmaceutical, biotechnological or medical technology sector).

3.4 The Warrants will not be admitted to trading on any financial market.

4.Term

The Warrants shall become automatically null and void sixty (60) months after their issuance date.

5.Exercise

5.1 Exercise of the Warrants into Shares of the Issuer; Exercise Period

Each Warrant holder shall have the right at its option, and effective at any time prior to the Warrant's term (the "Warrant Exercise Period"), to exercise all or any of the Warrants into newly issued Shares in bearer form.

Each Warrant holder is allowed to make multiple exercises of Warrants.

5.2 Exercise Date; Exercise Notice

Each Warrant holder may exercise all or part of its Warrants on any Trading Day of its choice by delivering to the Issuer an exercise notice to the Issuer (the "Warrant Exercise Notice") using the form attached in Schedule 7. The exercise date of the Warrants shall be the date of delivery of the Warrant Exercise Notice (the "Warrant Exercise Date") during the Warrant Exercise Period.

The Issuer, after updating the securities account where the Warrants are registered, shall in turn send a notice to the Agent for the issuance of new Shares to the relevant Warrant holder.

5.3 Exercise Ratio - Exercise Price

Each Warrant will give right to one (1) Share (the "Warrant Exercise Ratio") subject to any adjustment made in accordance with Paragraph 7 of this Schedule 6.

The new Shares resulting from the exercise of the Warrants shall be issued upon payment in cash by the relevant Warrant holder of the Warrant Exercise Price.

Such exercise shall not require the payment of any additional fee or charge by the relevant Warrant holder.

The Issuer shall promptly deliver freely tradable Shares to the relevant Warrant holder upon each exercise of Warrant(s). The issuance of the Shares and their admission to trading on Euronext Paris shall occur no later than two (2) Trading Days after the Warrant Exercise Date. The reception of the Warrant Exercise Price shall occur no later than 3pm Paris time two (2) trading days after the Warrant Exercise Date.

Subject to the right of the Issuer to use an existing additional delegation to the Board of Directors granted by another shareholders' general meeting of the Issuer than the EGM in order to continue the financing program (in which case the Parties shall agree in good faith to amend the Agreement and the Warrants to the extent necessary), if the Issuer does not have sufficient shareholders' authorizations available to issue new Shares to a Warrant holder upon exercise of a Warrant, the exercised Warrant shall be acquired by the Issuer, on the Trading Day following the relevant Warrant Exercise Date, for a price equal to (i) the Warrant Exercise Ratio multiplied by (ii) the difference between (a) the closing price of the Share on the day prior to the Warrant Exercise Date and (b) the Warrant Exercise Price, as the case may be, divided by the Warrant Exercise Ratio. Such acquired Warrants shall be cancelled by the Issuer.

Any payment to a Warrant holder made by the Issuer in accordance with Paragraph 5.3 of this Schedule 6 shall be made by the Issuer to the relevant Warrant holder in cash, by wire transfer to a bank account notified by the relevant Warrant holder to the Issuer, in immediately available, freely transferable funds in Euros.

5.4 Rights attached to the Shares

The new Shares issued upon exercise of Warrant(s) shall be subject to all provisions of the By- Laws and to decisions of the general meetings of the shareholders of the Issuer. The new Shares shall be admitted to trading on Euronext Paris as from their issuance, will carry immediate and current dividend rights ("jouissance courante") and will be fully assimilated to and fungible with the existing Shares.

6.Representation of the Warrant holders

6.1 As long as the Warrants are held by a single holder, such holder shall exercise under its own name all rights and powers granted by the French Commercial Code to the "Masse" within the meaning of Article L. 228-103 of the French Commercial Code.

6.2 As soon as the Warrants having the same characteristics and being fungible are held by more than one holder, the holders shall appoint a representative of the "Masse" in accordance with Articles L. 228-47 and L. 228-103 of the French Commercial Code.

For the avoidance of doubt, if certain of the Warrants no longer have the same characteristics, there will be several "Masses".

6.3 Where applicable, the rights of Warrant holders will be exercised in accordance with Article L. 228-103 paragraph 1 of the French Commercial Code.

7.Protection of the Warrant holders

7.1 Upon completion of any of the following transactions:

1.issue of securities carrying a preferential subscription right to shareholders,
2.increase in share capital by capitalisation of reserves, profits or share premia, and by distribution of free shares, or stock split or reverse stock split,
3.in the event that a nominal value is assigned to the Shares, an increase in share capital of the Issuer, without issuing Shares, by capitalisation of reserves, profits or share premia by increasing the nominal value of the Shares,
4.distribution of reserves in cash or in kind or a share premium,
5.allotment of bonus financial instruments other than Shares,
6.merger by acquisition (fusion par absorption), merger (fusion par création d'une nouvelle société), spin-off, division (scission) of the Issuer,
7.buy-back of own Shares at a price that is higher than the Share price,
8.amortisation in share capital of the Issuer,
9.modification of the Issuer's allocation of its profits,

which the Issuer may carry out after the detachment date of the Warrants, the rights of the Warrants holders will be protected by adjusting the Warrant Exercise Ratio and the Warrant Exercise Price in accordance with the following provisions.

In the event of an adjustment carried out in accordance with conditions 1 to 9 below, the new Warrant Exercise Ratio or Warrant Exercise Price will be determined to one decimal place and rounded down to the nearest 10th (0.15 being rounded up to the next highest 10th). Any subsequent adjustments will be carried out on the basis of such newly calculated and rounded Warrant Exercise Ratio. However, the Warrants can only result in the delivery of a whole number of Shares.

1.In the event of a financial transaction, conferring a preferential subscription right to existing shareholders, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

share value ex-subscription right plus the value of the subscription right share value ex-subscription right

For the purposes of calculating this formula, the values of the share ex-subscription right and of the subscription right will be determined on the basis of the average of the opening prices of the Shares on Euronext Paris (as reported by Bloomberg) falling in the subscription period during which the Shares and the subscription rights are listed simultaneously.

2.In the event of an increase in share capital of the Issuer by capitalisation of reserves, profits or share premia and by distribution of free shares, or in the event of a stock split or a reverse stock split the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

Number of shares after the transaction
Number of shares existing before the transaction

3.In the event of an increase in share capital of the Issuer without Shares being issued by means of a capitalisation of reserves, profits or share premia performed by increasing the nominal value of the Shares, the nominal value of the Shares which may be delivered to the Warrants holders upon exercise of their Warrants will be increased accordingly.

4.In the event of the distribution by the Issuer of reserves in cash or in kind or a share premium, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

1
1 -	Amount of the distribution per share
Value of the share before distribution

For the purposes of calculating this formula, the value of the Shares before distribution will be determined on the basis of the weighted average of the prices on Euronext Paris over the last three (3) Trading Days before the distribution.

5.In the event of an allotment of bonus financial instruments other than Shares of the Issuer, the new Warrant Exercise Ratio will be determined as follows:

•If the right to receive financial instruments is listed on Euronext Paris, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

1 +	Price of the right to receive financial instruments
Share price ex-right

For the purposes of calculating this formula, the prices of the Shares ex-right and of the rights to receive financial instruments will be determined on the basis of the weighted average of the prices on Euronext Paris over the first three (3) Trading Days as from the detachment of the financial instruments.
•If the right to receive financial instruments is not listed on Euronext Paris, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

1 +	Value of the financial instruments allocated to each shares
Share price ex-right

For the purposes of calculating this formula, the price of the Shares ex-right and the value of the financial instruments will be determined on the basis of the weighted average of the prices on Euronext Paris over the first three (3) Trading Days as from the detachment of the financial instruments.

If the financial instruments allocated are not listed on Euronext Paris, their value shall be evaluated in an independent expert's certificate. This certificate shall be produced by an expert of international repute appointed by the Issuer, whose opinion shall not be subject to appeal.

6.In the event of merger by acquisition (fusion par absorption) of the Issuer by another company or of merger of the Issuer with one or more other companies to create a new company (fusion par création d'une nouvelle société), or in the event of a division (scission) or spin-off of the Issuer, the Warrants may be exercised into shares of the acquiring or new company or the companies resulting from any division or spin-off

The new Warrant Exercise Ratio shall be determined by adjusting the Warrant Exercise Ratio in effect before such event by the exchange ratio of the Issuer's Shares against the shares of the acquiring or new company or companies resulting from any division or spin-off. These companies shall be substituted to the Issuer in order to apply the above adjustment, the purpose being to maintain, where applicable, the rights of the Warrants holders in the event of financial or securities transactions, and, generally to ensure that the rights of the Warrants holders are guaranteed under the legal, regulatory and contractual conditions.

7.In the event that the Issuer makes an offer to the shareholders to buy-back its own Shares at a price that is higher than the Share price, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect by the following formula calculated to the nearest 100th of a Share:

Share value + pc% x (buy-back price - share value)
Share value

For the purposes of calculating this formula:
"Share value" means the volume-weighted average of the prices of the Shares listed on Euronext Paris during the three last trading days preceding the buyback (or the ability of buyback).
"Pc%" means the percentage of the share capital of the Issuer that has been bought back.
"Buy-back price" means the effective price of the Shares bought-back (which is by definition higher than the Share value).

8.In the event of an amortisation in share capital of the Issuer, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

1
1 -	Amount of amortisation per share
Value of the share before amortisation

For the purposes of calculating this formula, the value of the Share before the amortisation will be determined on the basis of the volume-weighted average of the prices of the Share on Euronext Paris over the last three (3) Trading Days immediately prior to the date of the amortisation.

9.In the event of the modification by the Issuer of the allocation of its profits as a result of the issue of preference shares, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the preference share issue date by the following formula:

1
1 -	Reduction of the profit right per share
Value of the share before modification

For the purposes of calculating this formula, the Share price before the modification of the allocation of profits will be determined on the basis of the volume-weighted average of the prices of the Share on Euronext Paris over the last three (3) Trading Days immediately prior to the date of the modification.

7.2 Any Warrants holder exercising its rights may subscribe to a number of Shares, which is calculated by multiplying the Warrant Exercise Ratio in effect at such time by the number of the Warrants exercised. If the Shares are listed and if the number of Shares calculated in this manner is not a whole number, a Warrant holder shall receive:

•either the nearest whole number of Shares immediately less than its entitlement and will receive a payment equal to the value of such additional fraction of a Share calculated on the basis of the closing Share price listed on Euronext Paris on the Warrant Exercise Date;

•or the nearest whole number of shares immediately more than its entitlement and will provide a payment equal to the value of such additional fraction of a Share calculated on the basis of the closing Share price listed on Euronext Paris on the Warrant Exercise Date.

Notwithstanding the above, the Issuer shall not be permitted, without the prior authorisation of the Warrants holder(s), to change its legal form or corporate purpose.

Schedule 7

FORM OF WARRANT EXERCISE NOTICE

VIA EMAIL

Erytech Pharma SA
Attention to: Gil Beyen, Eric Soyer and Brian Schwab
E-mail addresses: gil.beyen@erytech.com, eric.soyer@erytech.com and brian.schwab@erytech.com
Phone number: +33 04 78 74 44 38

Copy to:

CM-CIC Banque Transatlantique
Attention to: Antoine Debourdon, Mireille Lucas and Thibault De Coussemaker
E-mail addresses:
antoine.debourbon@banquetransatlantique.com
mireille.lucas@banquetransatlantique.com
thibault.decoussemaker@banquetransatlantique.com

Please find below the Warrant Exercise Notice pursuant to the agreement for the issuance of and subscription to warrants giving access to notes convertible into new and/or existing shares of the Issuer with share subscription warrants attached dated June 24, 2020 (the "Agreement").

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement.

1	Number of Warrants exercised	[-] Warrants
2	Number of Shares to which the Warrants exercised give acces	[-] Shares
3	Warrant Exercise Price	EUR [-]
4	Global subscription price of the Shares: (3)x(1)	EUR [-]

The global subscription price of the Shares shall be wired on the Issuer's bank account opened with
Société Générale, whose details are as follows:

IBAN: FR76 3000 3022 8100 0203 5389 678
BIC: SOGEFRPP

It is reminded that pursuant to the Agreement, the present notification shall be deemed received and confirmed by the Issuer twenty-four (24) hours after sending.

Sincerely,

[Name of the Warrant holder]

Schedule 8

INVESTOR CALL NOTICE FOR THE ISSUANCE OF A TRANCHE OF NOTES

VIA EMAIL

To:

Erytech Pharma SA
Attention to: Gil Beyen, Eric Soyer and Brian Schwab
E-mail addresses: gil.beyen@erytech.com, eric.soyer@erytech.com and brian.schwab@erytech.com
Phone number: +33 04 78 74 44 38

Dear Sir,

We refer to the agreement for the issuance of and subscription to warrants giving access to notes convertible into new and/or existing shares of the Issuer with share subscription warrants attached dated June 24, 2020 (the "Agreement").

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement.

We hereby exercise our Investor Call, for the issuance of a Tranche of Notes upon exercise of Note Warrants, amounting to a principal amount of [three million/one million five hundred thousand Euros (EUR 3,000,000/1,500,000)]. Please send a Request in this respect, in accordance with the terms of Clause 3.2 of the Agreement.

On [-], in [-].

Sincerely,
European High Growth Opportunities Securitization Fund,
Represented by European High Growth Opportunities Manco SA

Schedule 9

REQUEST FOR THE ISSUANCE OF A TRANCHE OF NOTES
THROUGH THE EXERCISE OF NOTE WARRANTS

VIA EMAIL

To:

European High Growth Opportunities Securitization Fund
Address: c/o European High Growth Opportunities Manco SA, 18, rue Robert Stümper, 2557
Luxembourg
Attention to: Pierre Vannineuse
E-mail address: p.vannineuse@abo.co

Copy to: Hugo Pingray and Amaury Mamou-Mani
E-mail addresses: h.pingray@abo.co and a.mamou-mani@abo.co

Dear Sirs,

We refer to the agreement for the issuance of and subscription to warrants giving access to notes convertible into new and/or existing shares of the Issuer with share subscription warrants attached dated June 24, 2020 (the "Agreement").

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement.

The conditions set out in Clause 3.4 of the Agreement being satisfied (or waived by the Investor), we hereby submit a Request, in accordance with Clause 3.1 of the Agreement, for the issuance of a Tranche of Notes amounting to a principal amount of three million Euros (EUR 3,000,000) through the exercise of sixty (60) Note Warrants.

We also inform you that the Fair Market Value of the Warrants (as computed by the Issuer per standard Black & Scholes valuation model as of the date of this Request) is equal to EUR [·].

On [-], in [-].

Sincerely,

Erytech Pharma SA
Mr. Gil Beyen
in his capacity as Chief Executive Officer (Directeur Général)